UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2016 (December 1, 2016)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55598 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03    Creation of a Direct Financial Obligation

Terms of the Agreement

On December 1, 2016 (the “Effective Date”), RPT 1109 Commerce Boulevard, LLC (“RPT 1109 Commerce Boulevard”), a Delaware limited liability company and an indirect wholly-owned subsidiary of RREEF Property Trust, Inc. (the “Company”), as borrower, entered into a credit agreement providing for a $13.0 million secured, fully non-recourse loan (the “Loan”) with Hartford Life Insurance Company (“Hartford”), which is not affiliated with the Company or any of the Company’s affiliates.

The Loan is secured by 1109 Commerce Boulevard, which is comprised of a 259,910 square foot industrial building on a 14.4 acre site, and an adjacent 9.7 acre parcel of land, located in Logan Township, New Jersey (the “Property”). The Company acquired the Property for a gross purchase price of $19.75 million on April 11, 2014, exclusive of closing costs, and owns it through RPT 1109 Commerce Boulevard. The Property contains two tenants occupying 100% of the building. If Performance Food Group, Inc. does not exercise their renewal option pursuant to their lease (such lease expires in December 2021), RPT 1109 Commerce Boulevard will be required to deposit $320,000 with Hartford to pay for re-leasing costs. Also on December 1, 2016 and in connection with the Loan, RPT 1109 Commerce Boulevard executed an environmental indemnity agreement (the “Agreement”) to and for the benefit of Hartford, which provides for certain indemnifications if the use of the Property is not in material compliance with current Environmental Law (as defined in the Agreement).

The interest rate for the Loan is fixed at 3.41% with interest-only payments for the first 24 months of the term, followed by payments including interest and principal based on a 30-year amortization schedule for the remainder of the seven year term. The maturity date of the Loan is December 1, 2023 with no extension options. The Loan permits voluntary prepayment of the full amount of the Loan at any time after 18th month of the term the subject to payment of the applicable prepayment premium, which is (a) equal to a yield maintenance calculation for prepayments occurring from the beginning of the 19th month of the term up to and including the 60th month of the term, or (b) 1.0% of the principal amount outstanding for prepayments occurring during months 61 through 72 of the term. The Loan is prepayable at par during the last twelve months of the term. Additionally, the Loan contains a one-time option to be assumed by a new borrower subject to satisfaction, in Hartford's sole discretion, of specified conditions and payment of a fee equal to 1.0% of the outstanding balance of the Loan.

Fees

RPT 1109 Commerce Boulevard paid loan financing costs of approximately $113,000, comprised of lender fees, legal costs, taxes, and other customary closing costs.

Use of Proceeds

Proceeds of $13.0 million under the Loan were applied to the Company’s existing secured $100.0 million line of credit with Wells Fargo Bank, N.A. Prior to closing of the Loan, the Property served as additional collateral under the line of credit.

The foregoing descriptions of the Loan and the Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Loan and the Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

The exhibits filed as part of this Current Report on Form 8-K are identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Julianna Ingersoll
Name:	Julianna Ingersoll
Title:	Chief Operating Officer

Date: December 6, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fixed Rate Term Loan Agreement, entered into as of December 1, 2016, by and between RPT 1109 Commerce Boulevard, LLC, as borrower, and Hartford Life Insurance Company, as lender.
10.2	Environmental Indemnity Agreement, executed as of December 1, 2016, by RPT 1109 Commerce Boulevard, LLC to and for the benefit of Hartford Life Insurance Company.